UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Sonus Pharmaceuticals, Inc.
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ONCOGENEX RECEIVES COMPLETED SPECIAL PROTOCOL ASSESSMENT FOR
PRIMARY REGISTRATION STUDY OF LEAD DRUG CANDIDATE OGX-011

VANCOUVER, British Columbia, Canada – July 14, 2008 – OncoGenex Technologies Inc. announced today that the company has reached an agreement with the U.S. Food and Drug Administration (FDA) on the design of a Phase 3 registration trial of OGX-011, its lead product candidate targeting hormone refractory prostate cancer, via the Special Protocol Assessment (SPA) process. In the letter responding to the OncoGenex submission, the FDA stated that they agreed with the design and planned analysis proposed by OncoGenex, and that the study design adequately addresses the objectives necessary to support a regulatory submission.

The Phase 3 trial has been designed in collaboration with internationally recognized experts in the treatment of patients with hormone-refractory prostate cancer (HRPC) including Dr. Celestia Higano at the University of Washington and Dr. Kim Chi at the University of British Columbia.  This will be a randomized, controlled, international study in 765 men with metastatic HRPC who responded to first-line docetaxel therapy, but subsequently progressed and are in need of second-line chemotherapy. Patients will be randomized to receive treatment with either OGX-011 and docetaxel/prednisone or docetaxel/prednisone alone. The primary endpoint of the study will be overall survival. It is expected that approximately 80 sites in the United States and Canada will participate in this study.

 “Patients who have progressed after receiving docetaxel as first-line chemotherapy have few options,” said Cindy Jacobs, M.D., Ph.D., OncoGenex’ Executive Vice-President and Chief Medical Officer. “A recent survey of 130 oncologists practicing in Canada and the United States indicates that their primary option for patients who responded to first-line docetaxel is retreatment with docetaxel. This is not surprising since the only product shown to increase survival in patients with HRPC is docetaxel.”

Dr. Jacobs added, “Preliminary data from Phase 2 studies of OGX-011 in combination with docetaxel retreatment have indicated that OGX-011 may help restore tumor sensitivity to docetaxel and may improve overall survival for second-line therapy.”

The planned initiation of this Phase 3 trial is supported by encouraging preliminary Phase 2 data that were presented at the 2008 annual meeting of the American Society of Clinical Oncology (ASCO). These preliminary data are derived from a Phase 2 study evaluating 42 patients with HRPC who had received first-line docetaxel therapy and required second-line chemotherapy: 22 patients were treated with mitoxantrone plus OGX-011 and 20 patients with docetaxel retreatment plus OGX-011. While follow up on surviving patients is still ongoing, the following preliminary findings were reported:

•                  Survival continued to be better than expected based on previously published reports: With a median follow-up of 17.2 months following the start of second-line chemotherapy, median survival has been estimated at 11.4 months in the mitoxantrone plus OGX-011 group and 14.7 months in the docetaxel retreatment plus OGX-011 group. These data compare favorably with published results reporting median survivals at approximately 10 months for HRPC patients receiving second-line chemotherapy without OGX-011.

•                  In addition, average serum clusterin levels during treatment were predictive of survival, with low-average levels predicting median survival time of 14.7 months compared to high-average levels predicting median survival time of 5.5 months. These data suggest that a reduction in clusterin levels may improve survival.

About OGX-011

OGX-011 is designed to block production of clusterin, a cell survival protein that is over-produced in several cancer indications and in response to many cancer treatments. Increased clusterin production is observed in many human cancers, including prostate, non-small cell lung, breast, ovarian, bladder, renal, pancreatic, anaplastic large cell lymphoma and colon cancers and melanoma. Increased clusterin production is linked to faster rates of cancer progression, treatment resistance and shorter survival duration. Clusterin levels may be further increased in response to standard cancer therapies, including hormone ablation therapy, chemotherapy and radiation therapy. Clusterin expression is linked to disease progression, treatment resistance, poor prognosis and survival in scientific publications. For example, increased expression of clusterin in prostate cancer is closely correlated with increasing Gleason score, which is a strong prognostic factor for poor survival of patients with prostate cancer.

About the Special Protocol Assessment and Agreement Process

Under a Special Protocol Assessment (SPA), a company and the FDA can reach an agreement on the design and size of a clinical trial to support a regulatory submission. This agreement can be in writing and cannot be changed after the clinical trial begins except: (i) with written agreement of the company and the FDA; or (ii) if the director of the FDA reviewing division determines that “a substantial scientific issue essential to determining the safety or effectiveness of the drug” was identified after testing began.

About OncoGenex

OncoGenex is a private biopharmaceutical company committed to the development and commercialization of new cancer therapies that address treatment resistance in cancer patients. The company’s three product candidates are designed to inhibit the production of specific proteins associated with treatment resistance and which are over-produced in response to a variety of cancer treatments. OGX-011 is completing evaluation in five Phase 2 clinical studies in prostate, lung, and breast cancers. OGX-427 has begun evaluation in Phase 1 clinical studies, while the third product candidate, OGX-225, has completed preclinical pharmacology studies. More information is available at www.oncogenex.ca.

Definitive Agreement to Merge

On May 28, 2008, Sonus Pharmaceuticals, Inc. (NASDAQ: SNUS) and OncoGenex Technologies Inc., jointly announced the signing of a definitive agreement to merge the two companies. The combined company will operate as OncoGenex Pharmaceuticals, Inc. The proposed transaction received unanimous approval from the Boards of Directors of Sonus and OncoGenex, and is expected to be completed in the third quarter of 2008, subject to the satisfaction of certain conditions, including the approval of Sonus’ and OncoGenex’ shareholders and, in the case of OncoGenex, court approval under the arrangement provisions of the Canada Business Corporations Act.   OncoGenex management believes that the completion of this SPA for OGX-011 will  result in the release of 25% of the escrowed shares that will be issued to OncoGenex shareholders at the completion of the merger pursuant to the Escrow Agreement described in the Proxy Statement and related materials filed by Sonus with the SEC.  A final determination of the satisfaction of the release conditions under the Escrow Agreement must be made by the Board of Directors of Sonus immediately following the merger.

Safe Harbor

This press release contains forward-looking statements, including statements concerning clinical trial results and the proposed merger between Sonus and OncoGenex. These statements are based on management’s current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. For example, statements of the results of clinical studies, the timing of clinical trials and development efforts and the timing of closing the proposed merger are all forward-looking statements. The potential risks and uncertainties include, among others, that clinical results will not be maintained in final data analysis, that current or future clinical trials will not be successful or confirm the results of earlier studies, risks related to the timing and costs of clinical trials and regulatory approvals, risks associated with obtaining funding from third parties or completing a financing necessary to support the costs and expenses of clinical studies, risks relating to the development, safety and efficacy of therapeutic drugs and potential applications for these products and the possibility that the merger with Sonus does not close or that the closing may be delayed. No assurances can be given that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do so, what impact they will have on the results of operations or financial condition of OncoGenex. The Company undertakes no obligation to update the forward-looking statements contained herein or to reflect events or circumstances occurring after the date hereof.

Proxy Solicitation

In connection with the proposed merger, Sonus filed with the SEC a Proxy Statement and related materials on July 3, 2008 containing information about Sonus, OncoGenex and the proposed merger. Sonus mailed the Proxy Statement to its stockholders on or about July 9, 2008.  INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT AND THE OTHER RELEVANT MATERIALS, CAREFULLY AND IN THEIR ENTIRETY, BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT SONUS, ONCOGENEX AND THE PROPOSED MERGER.

Sonus and OncoGenex, and certain of their directors, executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in connection with the proposed transaction. Information about the directors and executive officers of Sonus, including their respective security holdings, is set forth in Sonus’ Amendment No. 1 to Form 10-K for the fiscal year ended December 31, 2007, filed with the Securities and Exchange Commission on April 29, 2008, and the Proxy Statement filed with the SEC on July 3, 2008. As of June 30, 2008, OncoGenex’ directors and executive officers beneficially owned approximately 1,755,000 shares, or 14.5%, of OncoGenex’ capital stock. Investors may obtain additional information regarding the interests of OncoGenex, Sonus and their respective executive officers and directors in the merger by reading the Proxy Statement for such proposed transaction.

The Proxy Statement and other relevant materials, and any other documents filed by Sonus with the SEC, may be obtained free of charge at the SEC’s web site at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by Sonus by  directing a request to: Sonus Pharmaceuticals, Inc., 1522 217th Place SE, Suite 100, Bothell, WA 98021, Phone (425) 686-1500, Fax (425) 686-1600, Attention: Investor Relations.

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OncoGenex Media and Investor Contact:

Jason I. Spark

Porter Novelli Life Sciences

619-849-6005

jspark@pnlifesciences.com